EXHIBIT 21
                      SUBSIDIARIES OF THE COMPANY



Subsidiary                                   State or Jurisdiction of
                                             Incorporation
====================================         =========================

American Country Insurance Company           Illinois

American Country Financial Services Corp.    Illinois

American Country Professional Services Corp. Illinois

TM West Corp. (inactive)                     Delaware